Subsidiary     State of Incorporation   Names Under Which Subsidiary
                              Does Business

Old Fashioned Syrup Company, Inc.  Florida Old Fashioned Syrup
Company, Inc.

 The Original Egg Cream Company, Inc.   Florida
                    The Original Egg Cream Company Inc.

  The Old Fashioned Egg Cream Company, Inc.    Florida
 The Old Fashioned Egg Cream Company, Inc.

                                        Florida             ChampionLyte, Inc.